Exhibit 99.2

Salary.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Salary.com, Inc.

We have audited the accompanying consolidated balance sheets of Salary.com, Inc. (a Delaware corporation) and subsidiaries (collectively the “Company”) as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended March 31, 2010. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salary.com, Inc. and subsidiaries as of March 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Boston, Massachusetts

June 29, 2010

SALARY.COM INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2010	March 31, 2009
Assets
Current assets:
Cash and cash equivalents	$8,773	$21,085
Accounts receivable, less allowance for doubtful accounts of $249 and $170, at March 31, 2010 and 2009, respectively	7,695	6,040
Prepaid expenses and other current assets	2,069	1,558

Total currents assets before funds held for clients	18,537	28,683
Funds held for clients	12,967	12,964

Total current assets	31,504	41,647

Property, equipment and software, net	2,094	3,025
Amortizable intangible assets, net	9,125	16,112
Other intangible assets	935	1,504
Goodwill	14,967	14,734
Restricted cash	1,126	1,125
Other assets	255	554

Total assets	$60,006	$78,701

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$2,525	$8,125
Accounts payable	3,417	1,379
Accrued compensation	294	964
Accrued expenses and other current liabilities	6,251	3,300
Deferred revenue, current portion	29,356	26,556

Total current liabilities before client funds obligations	41,843	40,324
Client funds obligations	12,967	12,964

Total current liabilities	54,810	53,288

Deferred revenue, less current portion	2,812	1,729
Deferred income taxes	1,519	1,358
Other long-term liabilities	47	384

Total liabilities	59,188	56,759

Commitments and contingencies (Note 7)	—	—
Stockholders’ equity:
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 16,705,853 and 16,104,454 issued and outstanding at March 31, 2010 and 2009, respectively	2	2
Additional paid-in capital	94,248	89,372
Accumulated deficit	(92,688)	(66,453)
Accumulated other comprehensive loss	(744)	(979)

Total stockholders’ equity	818	21,942

Total liabilities and stockholders’ equity	$60,006	$78,701

The accompanying notes are an integral part of the consolidated financial statements.

SALARY.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years ended March 31,
	2010	2009	2008
Revenues:
Subscription	$42,685	$39,630	$31,552
Advertising	3,065	2,825	2,955

Total revenues	45,750	42,455	34,507
Cost of revenues	14,458	13,157	8,229

Gross profit	31,292	29,298	26,278

Operating expenses:
Research and development	9,696	8,846	4,941
Sales and marketing	21,788	26,139	18,963
General and administrative	15,208	15,723	13,499
Amortization of intangible assets	3,007	1,988	1,126
Restructuring charges	2,039	3,081	—
Impairment charges	5,599	—	—

Total operating expenses	57,337	55,777	38,529

Loss from operations	(26,045)	(26,479)	(12,251)
Other income (expense):
Interest income	12	537	1,906
Other expense, net	(106)	(308)	(48)

Total other (expense) income	(94)	229	1,858

Loss before provision for income taxes	(26,139)	(26,250)	(10,393)
Provision for income taxes	97	208	205

Net loss	$(26,236)	$(26,458)	$(10,598)

Net loss per share—basic and diluted	$(1.59)	$(1.62)	$(0.69)

Weighted average shares outstanding—basic and diluted	16,456	16,320	15,464

The accompanying notes are an integral part of the consolidated financial statements.

SALARY.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE LOSS

(in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2007	13,315,580	$1	$67,379	$(29,396)	$(1)	$37,983
Issuance of common stock for warrant and options exercises	202,144	—	409	—	—	409
Vesting of early exercise stock options	444,140	—	252	—	—	252
Vesting of restricted stock awards	164,571	—	—	—	—	—
Issuance of common stock for bonuses	147,451	—	1,899	—	—	1,899
Issuance of common stock for business acquisitions	151,211	—	773	—	—	773
Issuance of common stock for legal settlement	18,000	—	225	—	—	225
Issuance of common stock for employee stock purchase plan	9,902	—	100	—	—	100
Stock-based compensation expense	—	—	5,129	—	—	5,129
Comprehensive loss:
Cumulative translation adjustment	—	—	—	—	(4)	(4)
Net loss	—	—	—	(10,598)		(10,598)

Comprehensive loss						(10,602)

Balance at March 31, 2008	14,452,999	1	76,166	(39,994)	(5)	36,168
Issuance of common stock for warrant and options exercises	108,019	—	24	—	—	24
Vesting of early exercise stock options	386,901	—	174	—	—	174
Vesting of restricted stock awards	739,890	1	(327)	—	—	(326)
Issuance of common stock for consulting fees	52,521	—	250	—	—	250
Issuance of common stock for business acquisitions	73,154	—	234	—	—	234
Issuance of common stock for bonuses and incentive awards	373,734	—	1,725	—	—	1,725
Issuance of common stock for Board of Director fees	67,312	—	278	—	—	278
Issuance of common stock for employee stock purchase plan	43,748	—	197			197
Repurchase of common stock	(193,824)	—	(375)	—	—	(375)
Severance payments settled in common stock	—	—	154	—	—	154
Options assumed as part of acquisition	—	—	1,110	—	—	1,110
Stock-based compensation expense	—	—	9,762	—	—	9,762
Comprehensive loss:
Cumulative translation adjustment	—	—	—	—	(974)	(974)
Net loss	—	—	—	(26,458)	—	(26,458)

Comprehensive loss						(27,432)

Balance at March 31, 2009	16,104,454	2	89,372	(66,452)	(979)	21,943
Issuance of common stock for warrant and options exercises	398,077	—	269	—	—	269
Vesting of early exercise stock options	200,315	—	46	—	—	46
Net restricted stock awards issued and vested	520,549	—	(570)	—	—	(570)
Issuance of common stock for business combination contingent consideration	32,921	—	75	—	—	75
Issuance of common stock for bonuses and incentive awards	246,643	—	692	—	—	692
Issuance of common stock for Board of Director fees	94,849	—	217	—	—	217
Issuance of common stock for employee stock purchase plan	126,537	—	160			160
Repurchase of common stock	(1,153,816)	—	(2,452)	—	—	(2,452)
Net restricted stock awards issued and vested for severance payments	135,324	—	(206)	—	—	(206)
Stock-based compensation expense	—	—	6,645	—	—	6,645
Comprehensive loss:
Cumulative translation adjustment	—	—	—	—	235	235
Net loss	—	—	—	(26,236)	—	(26,236)

Comprehensive loss						(26,001)

Balance at March 31, 2010	16,705,853	$2	$94,248	$(92,688)	$(744)	$818

The accompanying notes are an integral part of the consolidated financial statements.

SALARY.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended March 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(26,236)	$(26,458)	$(10,598)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization of property, equipment and software	1,659	1,411	972
Amortization of intangible assets	4,698	3,622	1,814
Stock-based compensation	6,645	9,762	5,129
Impairment charges	5,599	—	—
Legal settlement paid in common stock	—	—	237
Board of Directors fees paid in common stock	217	278	—
Consulting fees paid in common stock	—	250	—
Deferred income taxes	92	181	—
Provision for (reduction in) doubtful accounts	79	(117)	67
Loss on sale or disposal of property, equipment and software	16	—	—
Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in:
Accounts receivable	(1,741)	84	(203)
Prepaid expenses and other current assets	(514)	479	311
Other assets	298	(487)	(73)
Increase (decrease) in:
Accounts payable	2,101	(1,002)	1,354
Accrued expense and other current liabilities	1,379	(56)	3,760
Other long-term liabilities	(73)	(20)	181
Deferred revenue	3,828	3,851	5,477

Net cash (used in) provided by operating activities	(1,953)	(8,222)	8,428

Cash flows from investing activities:
Cash paid for acquisition of business, net of cash acquired	(121)	(12,693)	(16,366)
Cash paid for acquisition of data	(39)	(23)	(2,369)
Cash paid for other intangible assets	(417)	(484)	(36)
Increase in restricted cash	(1)	(386)	(739)
Purchases of property, equipment and software	(315)	(2,058)	(252)
Proceeds on sale of property, equipment and software	28	—	—
Capitalization of software development costs	(277)	(153)	(390)
Net increase in assets held to satisfy client funds obligations	(3)	(7,890)	—

Net cash used in investing activities	(1,145)	(23,687)	(20,152)

Cash flows from financing activities:
Proceeds from revolving credit facility	13,475	8,125	—
Repayments of revolving line of credit and note payable	(19,291)	(193)	—
Proceeds from exercise of common stock options and warrants	269	221	500
Repurchase of unvested exercised stock options	(31)	(56)	(61)
Repurchase and retirement of common and restricted stock	(3,252)	(702)	—
Net increase in client funds obligations	3	7,890	—

Net cash (used in) provided by financing activities	(8,827)	15,285	439

Effect of exchange rate changes on cash and cash equivalents	(387)	(18)	(4)

Net decrease in cash and cash equivalents	(12,312)	(16,642)	(11,289)
Cash and cash equivalents, beginning of year	21,085	37,727	49,016

Cash and cash equivalents, end of year	$8,773	$21,085	$37,727

The accompanying notes are an integral part of the consolidated financial statements.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS

Salary.com, Inc. (the “Company”) is a leading provider of on-demand compensation and talent management solutions in the human capital software-as-a-service (“SaaS”) market. The Company’s software, services and proprietary content help businesses and individuals manage pay and performance. The Company’s products include: CompAnalyst ® , a suite of on-demand compensation management applications that integrates the Company’s data, third-party survey data and a customer’s own pay data with a complete analytics offering; TalentManager ® , the Company’s employee lifecycle performance management software suite which helps businesses automate performance reviews, streamline compensation planning, perform succession planning, and link employee pay to performance; and IPAS ® , a global compensation technology survey with coverage of technology jobs from clerk to chief executive officer in more than 90 countries. The Company also offers one of the largest libraries of leadership and job-specific competencies and a leading job-competency model to manage competencies by position. The Company was incorporated in Delaware in 1999 and its principal operations are located in Needham, Massachusetts. Since December 2006, the Company has operated a facility in Shanghai, China, primarily for research and development activities. In August 2008, the Company acquired Infobasis Limited, now known as Salary.com Limited, a competency-based skills management software company, located in Abingdon, United Kingdom. On December 17, 2008, the Company acquired Genesys Software Systems, Inc. (Genesys), a provider of on-demand HRMS, benefits and payroll services. In June 2010, the Company shut down its telesales operation in Montego Bay, Jamaica which had operated there since February 2009. The Company conducts its business primarily in the United States.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Salary.com, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of long-lived assets, goodwill and intangible assets, acquisition accounting, income taxes, allowance for doubtful accounts, stock-based compensation and capitalization of software development costs. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company invests its excess cash in money market accounts and overnight repurchase agreements. These investments are subject to minimal credit and market risks. At March 31, 2010 and

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2009, the Company has classified cash equivalents totaling approximately $7.0 million and $20.2 million, respectively. Due to the short-term nature of these securities, the carrying amount of these investments approximates fair market value.

Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from customer accounts. Management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value. These estimates are made by analyzing the status of significant past due receivables and by establishing general provisions for estimated losses by analyzing current and historical bad debt trends. Actual collection experience has not varied significantly from estimates, due primarily to credit and collection policies and the financial strength of the Company’s customers. Receivables that are ultimately deemed uncollectible are charged off as a reduction of receivables and the allowance for doubtful accounts. Accounts receivable balances are not collateralized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The company may invest in high-quality money market instruments, securities of the U.S. government and high quality corporate issues. At March 31, 2010 and 2009, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Accounts receivable are typically uncollateralized and are derived from revenues earned from customers primarily located in the United States.

Restricted Cash

Restricted cash consists of certificates of deposit totaling approximately $1.1 million as of March 31, 2010 and 2009. The certificates of deposit are held in the Company’s name with a major financial institution to collateralize the Company’s equipment leases.

Property and Equipment

Property and equipment are carried at cost and are depreciated over the estimated useful life, generally three years, using the straight-line method. Depreciation of leasehold improvements is recorded over the shorter of the estimated useful life of the leasehold improvement or the remaining lease term. Expenditures for maintenance and repairs are charged to operations when incurred, while additions and betterments are capitalized. When assets are retired or disposed, the asset’s original cost and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the statement of operations.

Business Combinations

The Company accounts for business acquisitions in accordance with ASC 805, “Business Combinations” (“ASC 805”), which requires that the purchase method of accounting be used for all business combinations. The Company determines and records the fair values of assets acquired and liabilities assumed as of the dates of acquisition.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Valuation of Goodwill and Indefinite Lived Intangible Assets

The Company accounts for goodwill and indefinite lived intangible assets in accordance with ASC 350, “Intangibles—Goodwill and Other” (“ASC 350”). Under ASC 350, goodwill and indefinite lived intangible assets are not amortized, but instead are reviewed for impairment annually or more frequently if impairment indicators arise. The Company reviews the carrying value of its goodwill by comparing the carrying value of the related business component to its estimated fair value. The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and earnings, and the selection of comparable companies used to develop market based assumptions. Changes in the underlying business could affect these estimates, which in turn could affect the recoverability of goodwill. If goodwill becomes impaired, some or all of the goodwill could be written off as a charge to operations. During the fourth quarter of fiscal year ended March 31, 2010, the Company performed its annual impairment test in accordance with ASC 350 and determined that the carrying value of goodwill associated with the payroll/HRMS reporting unit was impaired. As a result, the Company recorded a goodwill impairment charge of approximately $2.1 million. See Note 5 for further information on the Company’s goodwill and annual impairment analysis.

Valuation of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets that are held for use, such as property, plant and equipment and amortizable intangible assets in accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”) when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets or an asset group to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or the asset group. Cash flow projections are based on trends of historical performance and management’s estimate of future performance. If the carrying amount of the asset or asset group exceeds the estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds its estimated fair value. During the fourth quarter of fiscal year ended March 31, 2010, the Company identified a triggering event under ASC 360 related to the long-lived assets of the HR/Payroll reporting unit. As a result of the factors described above, in accordance with ASC 360, the Company determined it was necessary to assess the recoverability of the reporting units long lived assets, primarily amortizable intangible assets. Based on the result of this assessment, the carrying value for each asset group level exceeded the undiscounted cash flows resulting in a non-cash impairment charge of approximately $3.5 million. See Note 5 for further information on the Company’s assessment of its long-lived assets.

Software Development Costs

The Company capitalizes certain internal software development costs under the provisions of ASC 350-40, “Internal Use Software” (“ASC 350-40”). ASC 350-40 requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met.

The Company incurs software development costs related to its applications developed for subscription services and for management information systems. Costs are incurred in three stages of development: the preliminary project stage, the application development stage, and the post-implementation stage. Costs incurred during the preliminary project stage and the post-implementation stage are expensed as incurred. Certain qualifying costs incurred during the application development stage are capitalized as property, equipment and software. These costs generally consist of internal labor during configuration, coding, and testing activities. Capitalization begins when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, it is probable that the project will be completed,

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the software will be used to perform the function intended and technical feasibility has been determined. These costs are amortized using the straight-line method over the estimated useful life of the software, which is generally three years. All other development costs are expensed as incurred.

Revenue Recognition

The Company derives its revenues primarily from subscription fees and, to a lesser extent, through advertising on its website and syndication fees. Subscription revenues are comprised primarily of subscription fees from enterprise and small business customers who pay a bundled fee for the Company’s on-demand software applications and data products and implementation services related to the Company’s subscription products, as well as syndication fees from the Company’s website partners and premium membership subscriptions sold primarily to individuals. To a lesser extent, subscription revenues also include fees for discrete professional services which are not bundled with the Company’s subscription products, revenues from sales of job competency models and related implementation and consulting services, revenues from sales of payroll perpetual licenses, maintenance and hosting services including related implementation and consulting services, and revenue from the sale of the Company’s Compensation Market Study and Salary.com Survey products, which are not sold on a subscription basis. These discrete professional services generally represent stand-alone compensation related to consulting and benchmarking of specific jobs. The Company follows the provisions of ASC 605-20, “Services” (“ASC 605-20”). Revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of fees from the customer is probable.

Subscription revenue is recognized ratably over the contract period. Customers are generally billed for the subscription on an annual basis. For all customers, regardless of their billing method, subscription revenue is initially recorded as deferred revenue in the accompanying balance sheets. As services are performed, the Company recognizes subscription revenue over the applicable service period. For selected products where an implementation process occurs prior to the on-demand applications becoming useful to customers, revenue recognition is deferred until after the product has been implemented and then recognized as revenue ratably over the remaining applicable subscription period.

Subscription agreements that are related to the Company’s products may contain multiple service elements and deliverables. These elements include access to the Company’s on-demand software and often specify initial services including configuration and training. Unless the Company becomes the subject of a bankruptcy proceeding which is not dismissed within 60 days of filing or the Company makes an assignment for the benefit of its creditors, these particular subscription agreements do not provide customers the right to take possession of the software at any time. ASC 605-25, “Multiple-Element Arrangements” (“ASC 605-25”), was issued to address how companies should determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying the guidance in ASC 605-25, the Company determined that it does not have objective and reliable evidence for the fair value of subscription fees after delivery of specified initial services, consisting of configuration and training. The Company cannot establish the fair value of the subscription element of its contracts due to the variability of the sales price between different customers for the subscription element of the contract. Furthermore, the initial services do not have stand-alone value to the customer without being bundled with the subscription element of the contract because the Company does not sell the initial services separately and because such services are not provided by a third party. The Company therefore accounts for these subscriptions arrangements and its related service fees as a single unit of accounting.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues from the Company’s sales of job competency models and related implementation services may contain multiple service elements and deliverables. These elements include delivery of the job competency models, implementation services, consulting services and post contract customer support. The Company recognizes revenue for these transactions in accordance with ASC 605-25. Except for the post contract customer support services, the Company does not have objective and reliable evidence for the fair value of the deliverables in these types of transactions, primarily due to the variability of the sales price between different customers. Revenue from the sales of post contract customer support services is recognized ratably over the contract period, generally one year, upon delivery of the job competency models. The Company accounts for the job competency models, implementation services and consulting services as a single unit of accounting. Revenue from the sale of job competency models, implementation services and consulting services is recognized when all elements of the contract have been delivered.

Revenues from the Company’s payroll sales, including the sale of perpetual licenses and related post customer support, payroll hosting services and related implementation services, may contain multiple service elements and deliverables. These elements include delivery of the software, hosting services, implementation and consulting services and postcontract customer support (PCS).

Sales of perpetual licenses involve the sale of software and consequently fall under the guidance of ASC 985-605, “Software Revenue Recognition” (“ASC 985-605”), for revenue recognition. The Company licenses software under non-cancelable license agreements and provides services including implementation, consulting, training services and postcontract customer support (PCS). On certain arrangements, the Company has established vendor-specific objective evidence (VSOE) for postcontract customer support, using the substantive renewal rate method. For arrangements for which the Company has established VSOE, the Company allocates revenue using VSOE for the PCS and the residual method for the other elements and accounts for other elements as a single unit of accounting. Revenues from this single unit of accounting are recognized when (1) a non-cancelable license agreement has been signed by both parties, (2) the product has been shipped, (3) no significant vendor obligations remain and (4) collection of the related receivable is considered probable. To the extent any one of these four criteria is not satisfied, license revenue is deferred and not recognized in the consolidated statements of income until all such criteria are met. The revenue related to the postcontract customer support for which the Company has established VSOE is recognized ratably from the delivery date of the license through the contract period. If the Company is not able to establish VSOE on postcontract customer support, and postcontract customer support is the only undelivered element, then all revenue from the arrangement is recognized ratably over the contract period. However, if VSOE is not established but PCS has been delivered, then all revenue from the arrangement is recognized ratably over the contract period once the last element is delivered.

Subscription revenues generated from payroll hosting services are generally recognized in accordance with ASC 605-25 since the customer is purchasing the right to use the payroll software rather than licensing the software on a perpetual basis, except for situations where the customer has a contractual right to the software licenses. Arrangements where the customer is given the contractual right to the license are recognized in accordance with ASC 985-605. The Company does not currently have objective and reliable evidence for the fair value of the deliverables in either type of transaction, primarily due to the variability of the sales price between different customers. The elements that typically exist in hosting arrangements include the hosting services, software maintenance (i.e., product enhancements and customer support) and professional services (i.e., implementation services and training in the use of the software). The pricing for hosting services and the maintenance of the software is bundled and billed based using a per employee per month (“PEPM”) fee. Since the Company does not have objective and reliable evidence for the fair value of the aforementioned deliverables, we do not separate the undelivered elements and recognize revenue on a monthly basis as the services are performed, once the customer processes its first live payroll.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Services revenues include revenues from fees charged for the implementation of the Company’s software products and training of customers in the use of such products, fees for other services, the provision of payroll- related forms and the printing of Forms W-2 for certain customers, as well as certain reimbursable out-of-pocket expenses. Revenues for implementation consulting and training services are recognized as services are performed to the extent the pricing for such services is on a time and materials basis. Other services are recognized as the product is shipped or as the services are rendered depending on the specific terms of the arrangement. Arrangement fees related to fixed-fee implementation services contracts are recognized using the percentage of completion accounting method, which involves the use of estimates. Percentage of completion is measured at each reporting date based on hours incurred to date compared to total estimated hours to complete. If a sufficient basis to measure the progress towards completion does not exist, revenue is recognized when the project is completed or when the Company receives final acceptance from the customer.

Discrete professional services represent a separate earnings process and revenue is recognized as services are performed. Professional services engagements are generally priced on a fixed-fee basis. Revenue under fixed-fee arrangements is recognized proportionally to the performance of the services utilizing milestones, if present in the arrangement, or at the completion of the project.

Revenues for the Company’s Compensation Market Study and Survey products, which are not sold on a subscription basis, are recognized only when persuasive evidence of an arrangement exists, delivery of the study or survey has occurred, risk of ownership has passed to the customer, the price is fixed and determinable, and collection is reasonably assured.

Advertising revenues are comprised of revenues that the Company generates through agreements to display third party advertising on the Company’s website for a fixed period of time or fixed number of impressions. Advertising revenues are recognized as the advertising is displayed on the website.

Cost of Revenues

Cost of revenues consists primarily of costs for data development and data acquisition, fees paid to the Company’s network provider for the hosting and managing of its servers, related bandwidth costs, costs related to sales of payroll-related forms, compensation and related personnel costs for the support and implementation of the Company’s products, costs to provide training to the Company’s customers and amortization of capitalized software costs.

Deferred Revenue

Deferred revenue primarily consists of billings to customers in advance of revenue recognition from the Company’s subscription service described above and is recognized as the revenue recognition criteria are met. Deferred revenue to be recognized in the succeeding 12-month period is included in current deferred revenue with the remaining amounts included in non-current deferred revenue. Deferred revenue does not include the unbilled portion of multi-year customer contracts, which is held off the balance sheet.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value and includes a framework for measuring fair value and disclosing fair value measurements in financial statements. Fair value is a market-based measurement rather than an entity-specific measurement and the fair value hierarchy makes a distinction between assumptions developed based on market data obtained from independent sources (observable inputs) and the reporting entity’s own assumptions (unobservable inputs). This fair value hierarchy gives the

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The carrying value of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, including notes payable and revolving credit facility approximate their fair value because of their short-term nature.

Comprehensive Loss

ASC 220, “Comprehensive Income” (“ASC 220”), requires that changes in comprehensive loss be shown in a financial statement that is displayed with the same prominence as other financial statements. The Company has presented other comprehensive loss in the Consolidated Statements of Stockholders’ Equity (Deficit). Other comprehensive loss consists of the cumulative translation adjustment.

For Salary.com Limited and Salary.com Jamaica Limited, each of which operates in a local currency environment, assets and liabilities are translated at period-end exchange rates, and income statement items are translated at the average exchange rates for the period. The local currency for the foreign subsidiary is considered to be the functional currency and, accordingly, translation adjustments are reported as a separate component of stockholders’ equity under the caption “accumulated other comprehensive loss.”

Advertising Expenses

The Company expenses advertising as incurred. Advertising expense for the years ended March 31, 2010, 2009 and 2008 was approximately $51,000, $515,000 and $3,900, respectively.

Segment Data

The Company manages its operations on a consolidated, single segment basis for purposes of assessing performance and making operating decisions. Accordingly, the Company does not have reportable segments of its business.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based upon the temporary differences between the financial reporting and tax bases of liabilities and assets, using enacted tax rates in effect in the years in which the differences are expected to reverse. Realization of the Company’s net deferred tax assets is contingent upon generation of future taxable income. Due to the uncertainty of realization of the tax benefits, the Company has provided a valuation allowance of $23.4 million against its deferred tax assets.

ASC 740-10, “Income Taxes” (“ASC 740-10”), clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold and measurement requirements a tax position must meet before recognized a benefit in the financial statements. ASC 740-10 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods and disclosures for uncertain tax positions. The Company’s adoption of ASC 740-10 on April 1, 2007 did not result in the recognition of a tax liability for any previously recognized tax benefits and did not have an effect on its financial position or results of operations as the Company had a full valuation allowance against its deferred tax assets.

Other Taxes

Non-income taxes such as sales tax are presented on a net basis.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Loss per Share

Net loss per share is presented in accordance with ASC 260, “Earnings per Share” (“ASC 260”), which requires the presentation of “basic” earnings (loss) per share and “diluted” earnings (loss) per share. Basic net loss attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock unless the effect is antidilutive.

The following summarizes the potential outstanding common stock of the Company as of the end of each period:

	March 31,
	2010	2009	2008
Options to purchase common stock	1,265,307	1,886,042	1,645,699
Warrants to purchase common	35,527	53,612	56,985
Restricted stock awards	1,603,856	2,508,915	1,565,143

Total options, warrants and restricted stock awards exercisable or convertible into common stock	2,904,690	4,448,569	3,267,827

If the outstanding options and warrants were exercised or converted into common stock or the restricted stock awards were to vest, the result would be anti-dilutive. Therefore, basic and diluted net loss attributable to common stockholders per share is the same for all periods presented in the accompanying consolidated statements of operations.

As required by ASC 260, the Company adopted guidance in April 2009 which states that instruments granted in share-based payment transactions that met a certain criteria are considered to be participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in ASC 260. The Company determined that the restricted stock outstanding that is related to the early exercise of stock options should be included in the computation of earnings per share. The following table sets forth the impact in earnings per share for the fiscal years ended March 31, 2010, 2009 and 2008, respectively:

	March 31,
	2010			2009			2008
	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Reported net loss per share—basic and diluted	$(26,236)	15,957	$(1.64)	$(26,458)	15,297	$(1.73)	$(10,598)	13,792	$(0.77)
Weighted-average restricted shares included in computation upon adoption	—	499	0.05	—	1,023	0.11	—	1,672	0.08

Adjusted net loss per share—basic and diluted	$(26,236)	16,456	$(1.59)	$(26,458)	16,320	$(1.62)	$(10,598)	15,464	$(0.69)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company follows the provisions of ASC 718, “Stock Compensation” (“ASC 718”), which requires that all stock-based compensation be recognized as an expense in the financial statements over the vesting period and that such expense be measured at the fair value of the award.

The Company uses the Black-Scholes option pricing model for determining the estimated fair values of its stock option awards. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by the historical price of the Company’s stock as well as key assumptions including the expected life of the award, volatility over the term of the award and actual and projected exercise behaviors. For all share-based awards the Company has recognized stock compensation expense using a straight-line amortization method over the vesting period of the award. ASC 718 requires that stock-based compensation expense be based on awards that ultimately vest. Therefore, estimated stock-based compensation has been reduced for estimated forfeitures.

Funds Held for Customers and Customers Funds Obligations

Tax filing services provided to customers are being sold directly by the Company to its customers in conjunction with its HRMS/Payroll product. As part of this process, the Company receives funds from its customers and holds such funds for purposes of paying the appropriate taxing authorities on behalf of such customers. The Company holds customers’ tax filing deposits for the period between collection from the customer and remittance to the applicable taxing authority. These funds held for customers and the corresponding customer funds obligations are included in current assets and current liabilities, respectively, in the Company’s consolidated balance sheet as of March 31, 2010. The Company holds such funds in high quality money market accounts until payment is due and has reported the cash flows related to the funds received from customers in the investing activities section of the consolidated statement of cash flows for the year ended March 31, 2010. The Company has reported the cash flows related to the funds received and paid on behalf of such customers to the applicable taxing authorities in the financing activities section of the consolidated statement of cash flows for the year ended March 31, 2010.

Recent Accounting Pronouncements

In September 2009, the FASB issued Accounting Standards Update 2009-13, “Revenue Recognition (Topic 605)—Multiple Deliverable Revenue Arrangements” (“ASU 2009-13’), which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The new guidance will be effective prospectively for revenue arrangements entered into or materially modified beginning in fiscal years on or after June 15, 2010. The Company expects this guidance may have a significant impact on the Company’s revenue recognition policy and financial statements, however, the Company has not determined the impact as of March 31, 2010.

In September 2009, the FASB issued Accounting Standards Update 2009-14, “Software (Topic 985)—Certain Revenue Arrangements That Include Software Elements” (“ASU 2009-14’), which addresses the accounting for revenue transactions involving software. ASU 2009-14 amends ASC 985-605 to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. The new guidance will be effective prospectively for revenue arrangements entered into or materially modified beginning in fiscal years on or after June 15, 2010. The Company expects this guidance may have a significant impact on the Company’s revenue recognition policy and financial statements, however, the Company has not determined the impact as of March 31, 2010.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	ACQUISITION OF BUSINESSES

Genesys Software Systems, Inc.

On December 17, 2008, the Company acquired all issued and outstanding shares of Genesys, a provider of on-demand and licensed human resources management systems and payroll solutions. Under the terms of the agreement, the Company paid the former owners of Genesys $6.0 million, net of cash acquired and converted approximately $1.1 million of options to purchase Genesys common stock into options to purchase approximately 519,492 shares of the Company’s common stock. In addition, the Genesys shareholders and option holders are eligible to earn additional consideration of up to $2.0 million which would be paid in cash or shares of the Company’s common stock, at the Company’s option, based on Genesys meeting certain performance targets during the eighteen months after the closing of the acquisition. As of March 31, 2010, the $2.0 million of additional consideration had been earned and recorded as goodwill. Such amounts were due to be settled in June 2010; however, the Company has filed an indemnification claim against the former owners of Genesys and is currently negotiating the settlement and payment of the contingent consideration. The purchase price allocated for financial accounting purposes was approximately $9.4 million, which includes $1.1 million of options to purchase the Company’s common stock and approximately $1.9 million of net liabilities assumed. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The Company allocated $4.1 million of the purchase price to goodwill based upon the estimated fair value of the assets acquired in the acquisition. Goodwill from the acquisition resulted from the Company’s belief that the products and services offered by Genesys will be complementary to the Company’s on-demand software suites. The results of operations include the impact of this acquisition since December 17, 2008. During fiscal 2010, the Company incurred impairment charges of approximately $5.6 million associated with the goodwill and intangible assets of Genesys. See Note 5 for further information on the Company’s goodwill and annual impairment analysis.

Salary.com Limited

On August 21, 2008, the Company acquired the share capital of Salary.com Limited. Salary.com Limited, located in the United Kingdom, is a provider of competency-based skills management software. Under the terms of the agreement, the Company paid the former owners of Salary.com Limited $5.2 million in cash. The former owners of Salary.com Limited will also be eligible to earn additional consideration based on meeting certain performance targets during each of the five twelve-month periods ending August 31, 2009, 2010, 2011, 2012 and 2013. The additional consideration, if earned, consists of cash payments of a maximum of $200,000 per year for five years, allocated proportionately amongst the employee owners. As of March 31, 2010, no additional consideration had been earned. The total cash paid for the acquisition was approximately $5.4 million, which includes approximately $0.2 million of direct acquisition costs plus approximately $1.3 million of net liabilities assumed. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The Company allocated $3.3 million of the purchase price to goodwill based upon the estimated fair value of the assets acquired in the acquisition. Goodwill from the acquisition resulted from the Company’s belief that the products and services offered by Salary.com Limited will be complementary to the Company’s existing competency business and on-demand software suites. The results of operations include the impact of this acquisition since August 21, 2008.

Schoonover Associates

On December 21, 2007, the Company acquired the assets of Schoonover Associates, Inc. (“Schoonover”). Schoonover is a provider of competency management data and consulting services with over 20 years of experience helping clients maximize their human capital. Under the terms of the agreement, the Company has paid the owner of Schoonover $4.4 million in cash of which $0.4 million reflects payments made by the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company in connection with a pre-existing license agreement by and between the parties. Schoonover will also be eligible to earn additional consideration based on meeting certain performance targets during the first five fiscal years beginning on April 1, 2008. The additional consideration, if earned, consists of cash payments of a maximum of $100,000 per year for 5 years and 112,646 shares of common stock valued at $1.5 million, which are eligible to vest ratably over such five-year period. Under the terms of the agreement, the number of shares issued was calculated as the $1.5 million of additional consideration divided by the average of the closing bid prices of the Company’s common stock as reported on the NASDAQ Global Market over the last ten trading days prior to the closing of the agreement. The total cost of the acquisition was approximately $4.4 million and as of March 31, 2010, 20% of the issued shares had vested and $200,000 of the additional consideration has been earned and recorded as compensation expense. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The Company allocated $2.6 million of the purchase price to goodwill based upon the estimated fair value of the assets acquired in the acquisition. Goodwill from the acquisition resulted from the Company’s belief that the products and services offered by Schoonover will be complementary to the Company’s existing competency business and on-demand software suites. The results of operations include the impact of this acquisition since December 21, 2007.

ITG Competency Group

On August 3, 2007, the Company acquired the assets of ITG Competency Group, LLC (“ITG”). ITG is a provider of off-the-shelf competency models and related implementation services used in a wide range of industries. Under the terms of the agreement, the Company has paid the owner of ITG $2.1 million in cash and shares of the Company’s common stock valued at $0.5 million. ITG was also eligible to earn up to $1.0 million in additional consideration based on meeting certain performance targets during the first two years after the closing of the acquisition, and can earn additional consideration if these targets are exceeded. The additional consideration, if earned, will be paid 50% in cash and 50% in common stock. As of March 31, 2010, approximately $1.1 million of the additional consideration has been earned and recorded as additional goodwill. Of the additional consideration earned, $0.9 million was paid to the owner of ITG in cash and shares during fiscal 2009, an additional $0.1 million was paid in cash along with $0.1 million in stock in fiscal 2010. The total cost of the acquisition was approximately $3.0 million. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The Company allocated $1.4 million of the purchase price to goodwill based upon the estimated fair value of the assets acquired in the acquisition and the value of the contingent consideration earned. Goodwill from the acquisition resulted from the Company’s belief that the products developed by ITG will be complementary to the Company’s on-demand software suites. The results of operations include the impact of this acquisition since August 3, 2007.

ICR

On May 15, 2007, the Company acquired all of the membership interests of ICR Limited, L.C. and all of the outstanding share capital of ICR International Ltd. (collectively, “ICR”), a leading provider of industry-specific market intelligence for employee pay and benefits for the global technology and specialty consumer goods markets. Pursuant to the terms of the purchase agreements, the Company paid $10.3 million to the owners of ICR.The total cost of the acquisition, including legal fees of $20,000, was approximately $10.3 million. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The Company allocated $5.8 million of the purchase price to goodwill based upon the estimated fair value of the assets acquired in the acquisition. Goodwill from the acquisition resulted from the Company’s belief that the products developed by ICR will be complementary to the Company’s on-demand software suites. The results of operations include the impact of this acquisition since May 15, 2007.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software at March 31, 2010 and 2009 consisted of the following:

	(in thousands)
	2010	2009
Computer equipment and software	$4,799	$4,478
Office equipment	450	592
Furniture and fixtures	583	727
Capitalized software development costs	1,613	1,335
Leasehold Improvements	663	865

	8,108	7,997
Less: accumulated depreciation	6,014	4,972

Property, equipment and software, net	$2,094	$3,025

Depreciation expense for the years ended March 31, 2010, 2009, and 2008 was approximately $1.4 million, $1.1 million, and $0.8 million, respectively.

During the years ended March 31, 2010, 2009 and 2008, the Company capitalized approximately $277,000, $153,000 and $390,000, respectively, of costs of computer software developed or obtained for internal use. These costs are being amortized to cost of revenues on a straight-line basis over their estimated useful life of three years. Amortization expense related to capitalized software development costs amounted to approximately $258,000, $274,000, and $169,000 during the years ended March 31, 2010, 2009, and 2008, respectively.

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and intangible assets as of March 31, 2010 and 2009 consist of the following:

	(in thousands)
	March 31, 2010			March 31, 2009
	Cost	Accumulated Amortization	Carrying Amount	Cost	Accumulated Amortization	Carrying Amount
Amortizable intangible assets:
Non-compete agreements (5 years)	$1,836	$1,432	$404	$1,826	$898	$928
Customer relationships (5-7 years)	8,391	3,703	4,688	9,059	2,090	6,969
Developed technology (5-7 years)	3,184	1,143	2,041	5,094	297	4,797
Other intangible assets (5-18 years)	368	207	161	326	164	162
Trade name (5 years)	927	285	642	750	43	707
Data acquisition costs (1-3 years)	4,683	3,494	1,189	4,643	2,094	2,549

Total amortizable intangible assets	19,389	$10,264	9,125	21,698	$5,586	16,112

Unamortizable intangible assets:
Goodwill	14,967		14,967	14,734		14,734
Other indefinite lived intangible assets	935		935	1,504		1,504

Total goodwill and other indefinite lived intangible assets	15,902		15,902	16,238		16,238

Total intangible assets	$35,291		$25,027	$37,936		$32,350

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s indefinite-lived acquired intangible assets consist of trade names and domain names. All of the Company’s finite-lived acquired intangible assets are subject to amortization over their estimated useful lives. No residual value is estimated for these intangible assets. Acquired intangible asset amortization for the fiscal years ended March 31, 2010 and 2009 was approximately $4.7 million and $3.6 million, respectively, of which $1.7 million and $1.6 million, respectively, is included in cost of revenues. Amortization for the data acquisition costs begins once the acquired data is integrated into the related product and that product is available to the Company’s customers.

Estimated annual amortization expense for the next five years related to intangible assets is as follows:

(in thousands)
Year ending March 31,
2011	$3,246
2012	2,266
2013	1,374
2014	890
2015	767

The changes in the carrying amount of goodwill for the year ended March 31, 2010 are as follows:

(in thousands)
Balance as of March 31, 2009	$14,734
Increase to goodwill from contingent consideration earned or paid	2,132
Goodwill impairment	(2,054)
Effects of foreign currencies	155

Balance as of March 31, 2010	$14,967

For intangible assets, the Company assesses the carrying value of these assets whenever events or circumstances indicate that the carrying value may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset, or asset group, to the future undiscounted cash flows expected to be generated by the asset, or asset group.

In February 2010, as a result of the Company’s strategic realignment subsequent to the resignation of its Chief Executive Officer, the Company identified a triggering event under ASC 360 related to the long-lived assets of the payroll/HRMS reporting unit. This event led the Company to revise its expectations of future invoicing, revenues and operating profit margins for the payroll/HRMS reporting unit. As a result of the factors described above, in accordance with ASC 360, the Company determined it was necessary to assess the recoverability of the reporting units long lived assets, primarily amortizable intangible assets.

As required by ASC 360, the Company, with the assistance of a third-party independent appraiser, performed its assessment at the asset group level which represented the lowest level of cash flows that are largely independent of cash flows of other assets and liabilities. The Company used an income approach to determine if the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets exceeded the carrying values of those assets. As a result of this assessment, the carrying value for the asset group level exceeded the undiscounted cash flows. Accordingly, the Company then utilized a relief from royalty method and an excess earnings income approach in order to determine fair value of its amortizable intangible assets in order to compare to the carrying values of those assets. This analysis resulted in non-cash impairment charges of $2.3 million to developed technology, $0.8 million to customer relationships and $0.4 million to trade names recorded in the fourth quarter of fiscal 2010.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

These methods require several judgments and assumptions to be made to determine the fair value of the assets, including royalty rates, discount rates and expected levels of cash flows, earnings and revenues. The Company used royalty rates ranging from 1.5% to 10% based on independent research of comparable royalty agreements. Consistent with the Company’s projections of revenue and operating expenses used to assess goodwill, its estimates were based on current market and economic conditions and its historical and expected knowledge of the reporting unit and its intangible assets. The discounted cash flows used to estimate the assets’ fair value was based on assumptions regarding the assets’ estimated projected future tax affected relief from royalty and estimated weighted-average cost of capital that a market participant would use in evaluating the intangible assets in a purchase transaction. The estimated weighted-average cost of capital was based on the risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt to equity capital. The rate used to discount the estimated future cash flows for the payroll/HRMS reporting unit’s amortizable intangible assets was approximately 29%. The failure of the reporting unit, or intangible assets, to execute as forecasted could have an adverse affect on the Company’s impairment test. Future adverse changes in market conditions or poor operating results could result in losses or an inability to recover the carrying value of the respective intangible asset, thereby possibly requiring additional impairment charges in the future.

As of March 31, 2010, the Company had two reporting units, the Salary.com reporting unit and the payroll/HRMS reporting unit which had goodwill balances of approximately $12.9 million and $4.1 million, respectively, prior to the Company’s annual impairment analysis. The Company performed its annual goodwill impairment assessment as of March 31, 2010 using the two-step process required by ASC 350. The Company used a combination of an income approach and a market approach to determine the fair value of the reporting units. The Company then performed “Step 1” and compared the weighted average fair value of the each reporting unit of accounting to its carrying value as of March 31, 2010 which resulted in the carrying value of the payroll/HRMS reporting unit exceeding its fair value. The Salary.com reporting unit’s fair value significantly exceeded its carrying value as of March 31, 2010.

Accordingly, the Company performed “Step 2” only in relation to the payroll/HRMS reporting unit. The second step determines the implied fair value of goodwill by comparing the fair value of the payroll/HRMS reporting unit to the aggregate fair value of all the assets and liabilities of this reporting unit. In “Step 2” of the impairment analysis, the Company compared the implied fair value of goodwill in the payroll/HRMS reporting unit to its carrying value. The Company determined the implied fair value of goodwill was approximately $2.0 million. As a result, the Company recorded a non-cash impairment charge to goodwill of approximately $2.1 million.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting unit, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and earnings, and the selection of comparable companies used to develop market based assumptions. The Company employed an eight year discounted cash flow methodology to arrive at the fair value of the payroll/HRMS reporting unit. In calculating the reporting unit’s fair value, the Company derived the projected eight year cash flows for the reporting unit. This process starts with the projected cash flows of the reporting unit and then the cash flows are discounted to present value. The Company also employed a guideline company method which indicates value for the reporting unit by comparison to similar publicly traded companies. The Company identified a set of comparable companies to derive market multiples for the latest twelve months and next fiscal year revenue. The revenue multiples for the reporting unit were based on size, profitability, and comparability of the reporting unit’s products and services relative to those of the selected guideline companies. From the enterprise values determined using these revenue multiples, a control premium of 10% was applied in order to estimate the equity value of the payroll/HRMS reporting unit. Since the

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

data underlying the guideline company analysis was based on indications of the value on a minority interest basis, the Company applied the control premium which was based on the analysis of control premiums with the entity’s industry.

The discounted cash flows used to estimate the reporting unit’s fair value was based on assumptions regarding the reporting unit’s estimated projected future cash flows and estimated weighted-average cost of capital that a market participant would use in evaluating the payroll/HRMS reporting unit in a purchase transaction. The estimated weighted-average cost of capital was based on the risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt to equity capital. The rate used to discount the estimated future cash flows for the payroll/HRMS reporting unit was approximately 29%.

The Company’s projections for the next eight years included revenue and operating expenses, in line with its expectations over the period based on current market and economic conditions and its historical and expected knowledge of the reporting unit. The failure of the reporting unit to execute as forecasted could have an adverse affect on the Company’s impairment test. Future adverse changes in market conditions or poor operating results of the reporting unit could result in losses or an inability to recover the carrying value of the investments in the reporting unit, thereby possibly requiring additional impairment charges in the future.

6.	REVOLVING CREDIT FACILITY

On August 8, 2008, the Company entered into a modification of its existing credit facility with Silicon Valley Bank to modify certain of the financial covenants and extend the term of the agreement to September 23, 2008. On September 17, 2008, the Company entered into a second modification of its credit facility to extend the term of the agreement to October 8, 2008. On October 8, 2008, the Company entered into a third modification of its credit facility to extend the term of this credit facility for two years to October 8, 2010 and increased the line of credit from $5.0 million to $10.0 million. On March 16, 2009, the Company entered into a fourth modification of its agreement, which added Genesys as a guarantor to the Company’s obligations under the credit facility. On June 29, 2009, the Company entered into a fifth modification to its agreement which increased the interest rate and certain fees payable, amended certain financial covenants, and increased the amount of stock the Company can repurchase under its repurchase plans. On October 15, 2009, the Company entered into a sixth modification to its agreement decreasing the line of credit to $5.0 million, modifying the interest rate and amending certain financial covenants. Following the sixth modification, up to $5.0 million is available under this credit facility and the facility is collateralized by substantially all of the Company’s assets and expires on October 8, 2010. The line of credit may be used to secure letters of credit and cash management services and the line of credit may be used in connection with foreign exchange forward contracts. The line of credit is subject to a financial covenant that requires the Company to maintain a ratio of assets to liabilities (net of deferred revenue) that is not less than 1.4 to 1. As of March 31, 2010, there was $2.5 million outstanding under the credit facility with a 4.5% interest rate. As of this date, the Company was not in compliance with its debt covenant; however, the Company had sufficient available cash to pay in full the outstanding amounts due on the facility without material consequence to the Company. The Company has received a waiver from Silicon Valley Bank for the months of March, April and May 2010 and is currently negotiating an amendment to its existing credit facility. The Company anticipates that the amendment will be completed during the second quarter of fiscal 2011 and that the Company would be in compliance with the covenants of such arrangement.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	COMMITMENTS AND CONTINGENCIES

The Company has various non-cancelable operating leases, primarily related to real estate, that expire through 2015. Total rent expense charged to operations was approximately $1.8 million, $2.1 million, and $1.3 million for the fiscal years ended March 31, 2010, 2009 and 2008, respectively.

Future minimum lease payments under noncancelable operating leases at March 31, 2010 are as follows:

(in thousands)
2011	$1,968
2012	543
2013	490
2014	444
2015	272
Thereafter	—

Total future minimum lease payments	$3,717

Vendor Financing Agreement

In June 2008, the Company entered into an agreement with a vendor to finance the purchase of perpetual software licenses in the amount of approximately $738,000. The Company is required to make quarterly payments of approximately $64,000 for a term of 36 months.

Equipment Leaseline

On April 17, 2008, the Company entered into a leaseline agreement (Leaseline #4) with a maximum available commitment of $350,000. The lease term began on July 1, 2008 and runs for a term of 36 months. As of March 31, 2010, the Company had leased approximately $173,000 of equipment under the terms of this leaseline. On July 24, 2008, the Company entered into a leaseline agreement (Leaseline #5) with a maximum available commitment of $200,000. The lease term began on October 1, 2008 and runs for a term of 36 months. As of March 31, 2010, the Company had not leased any equipment under the terms of this leaseline. As of March 31, 2010, the Company had approximately $1.1 million in a restricted cash account as collateral for equipment leased under the Company’s five leaselines with a value of approximately $1.1 million in accordance with all of its master lease agreements.

Employment Agreements

Certain members of the Company’s management have employment agreements that provide for the continuation of salary and benefits, for a period of time, upon ceasing to be an employee as a result of either termination from or a change in ownership of the Company.

Litigation and Claims

On December 29, 2006, the Company commenced a declaratory judgment action in the Superior Court of Suffolk County, Massachusetts against a former independent consultant to the Company. The action related to a dispute between the Company and the former consultant over a contract which expired by its terms in November 2000. Pursuant to that contract, the former consultant was entitled to a success fee consisting of a right to purchase 33,600 shares of the Company’s common stock at a price of thirty-six cents per share. On August 23,

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2007, the Company entered into a settlement agreement with the former consultant. Pursuant to the settlement agreement, the Company and the former consultant exchanged mutual releases and the Company agreed to dismiss the pending court action. As part of the settlement, the Company permitted the former consultant to exercise and sell his options to purchase 33,600 shares of Salary.com common stock and to forego the $12,000 exercise cost. The Company also paid the former consultant $250,000 and issued 18,000 shares of Salary.com common stock, valued at approximately $225,000 to an affiliate of the former consultant.

On February 1, 2007, Mercer (US) Inc. (formerly Mercer Human Resource Consulting, Inc.) (“Mercer”) filed a Complaint against the Company in the United States District Court for the Southern District of New York relating to, among other things, the Company’s use of Mercer’s products and data. The Company filed several counterclaims against Mercer in the New York action, and filed a separate action against Mercer in the United States District Court for the District of Massachusetts on May 15, 2007, relating to, among other things, Mercer’s use of the Company’s products and data. On September 27, 2007, the Company entered into a Settlement Agreement with Mercer under which the Company and Mercer settled all ongoing litigation and exchanged mutual releases. No payments were made by either party under the settlement agreement. Both the action filed by Mercer against the Company in New York and the action filed by the Company against Mercer in Massachusetts were dismissed. As part of the settlement agreement, Mercer confirmed that customers which have purchased compensation surveys from Mercer have the right to use the Company’s Survey Center product to load and manage their Mercer surveys, as well as other third party surveys.

In December 2009, the Company lost a significant, but not material, payroll customer as a result of a breach of contract by the customer. As a result of the breach, the Company terminated its agreement with the customer and had commenced litigation procedures in order to recover certain amounts billed to the customer and uncollected as well as termination penalties. On May 5, 2010, the parties executed a Mutual Release and Settlement Agreement which both parties agreed to fully and finally settle and resolve the aforementioned litigation and disputes. As part of the settlement agreement and ancillary agreements, the payroll customer made a $1.2 million payment to the Company on May 12, 2010 related to outstanding billings, associated with the previously terminated contract, and future license and maintenance agreements.

In addition to the matters noted above, from time to time the Company is subject to legal proceedings and claims in the ordinary course of business. In the opinion of management, the amount of ultimate expense with respect to any other current legal proceedings and claims will not have a material adverse effect on the Company’s financial position or results of operations.

8.	COMMON STOCK

Authorized Shares and Activity

At March 31, 2010, the Company had authorized 100,000,000 shares of common stock and 5,000,000 of preferred stock. An aggregate of 5,697,802 shares were reserved for the future issuance of common stock related to the vesting of restricted stock awards, the employee stock purchase plan and the exercise of options and warrants at March 31, 2010.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	STOCK-BASED COMPENSATION AND STOCK INCENTIVE PLANS

Stock-based compensation includes expense charges for all stock-based awards to employees and directors. Such awards include option grants, restricted stock awards and shares expected to be purchased under an employee stock purchase plan. The estimated fair value of the Company’s stock-based awards, less expected forfeitures, is amortized over the awards’ vesting period on a straight line basis. Stock-based compensation by award type for the years ended March 31, 2010, 2009 and 2008 was as follows:

	(in thousands)
	Year Ended March 31,
	2010	2009	2008
Stock-based compensation expense by award type:
Stock options	$881	$1,803	$2,312
Restricted stock awards	5,687	7,832	2,765
Employee stock purchase plan	77	127	52

Total stock-based compensation	$6,645	$9,762	$5,129

Stock-based compensation by line item in the statement of operations for the years ended March 31, 2010, 2009 and 2008 was as follows:

	(in thousands)
	Years ended March 31,
	2010	2009	2008
Cost of revenues	$783	$1,255	$800
Research and development	1,063	1,376	459
Sales and marketing	2,098	2,702	1,778
General and administrative	2,072	2,616	2,092
Restructuring charges	629	1,813	—

	$6,645	$9,762	$5,129

The Company uses the Black-Scholes option-pricing model to value option grants and determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates. The Company did not grant any new stock options during the fiscal years ended March 31, 2010 and 2009; however, previously granted stock option awards were modified in connection with its workforce reduction on January 7, 2009 and the resignation of the Company’s Chief Executive Officer on February 20, 2010. The modification of the awards consisted of acceleration of the respective awards’ vesting schedule. For awards granted in fiscal year ended March 31, 2008, the Company estimated expected volatility based on that of the Company’s publicly-traded peer companies. Management believed that the historical volatility of the Company’s stock price did not best represent the expected volatility of the stock price. Prior to the Company’s initial public offering in February 2007, the Company was a private company and therefore lacked company-specific historical and implied volatility information. For the modified awards issued during the years ended March 31, 2010 and 2009, the Company determined it has adequate historical data from its traded share price, as such, expected volatilities utilized in the model are based on the historic volatility of the Company’s stock price.

The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The expected term of the options granted was determined based upon review of the period that the Company’s share-based awards are expected to be outstanding and is estimated based on historical experience of similar awards, giving consideration to the contractual term of the awards, vesting schedules and expectations of employee exercise behavior.

In accordance with the provisions of ASC Topic 718, the Company recognizes compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options with the adoption of ASC Topic 718. In developing a forfeiture rate estimate, the Company considered its historical experience and its growing employee base. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

The following table provides the assumptions used in determining the fair value of the share-based awards for the years ended March 31, 2010, 2009 and 2008, respectively:

	Year Ended March 31, 2010	Year Ended March 31, 2009	Year Ended March 31, 2008
Risk-Free Rate	1.36%	1.66%	4.51 - 4.96%
Expected Life	0.25 years	0.25 years	5 years
Expected Volatility	49.15%	146.40%	56.10 - 61.03%
Expected Dividend Yield	0%	0%	0%

Stock Options

Under the 2000 Stock Option and Incentive Plan (the “2000 Plan”), the Company may grant up to 672,000 incentive stock options and nonqualified stock options. In April 2002, the Company’s Board of Directors approved an increase in the number of options available for grant under the 2000 Plan to the higher of 1,344,000 or 30% of the fully diluted outstanding common shares. Under the 2004 Stock Option and Incentive Plan (the “2004 Plan”), the Company may grant stock options for up to 37.5% of the fully diluted outstanding common shares to a maximum of 2,800,000 options.

On January 12, 2007, the Company’s Board of Directors and stockholders approved the adoption of the 2007 Stock Option and Incentive Plan (the “2007 Plan”) under which the maximum number of shares of common stock that may be issued is the sum total of 3,000,000 shares plus all stock option awards or grants returned to the “2000 Plan” and the “2004 Plan” as a result of expiration or cancellation or termination of such stock option awards. The maximum contractual term of stock options granted under the 2007 Plan may range from five to ten years from the date of grant.

On September 18, 2008, the Company’s stockholders approved an amendment to the 2007 Plan to increase the number of shares of the Company’s common stock authorized for issuance under such plan from 3,000,000 shares to 5,800,000 shares.

Under the 2000 Plan and 2004 Plan, option recipients (“Option Holders”) are permitted to exercise options in advance of vesting. Any options exercised in advance of vesting result in the Option Holder receiving Restricted Stock, which is then subject to vesting under the respective option’s vesting schedule. Restricted Stock is subject to a right of repurchase by the Company from any Option Holder who is an employee who leaves the Company (either voluntarily or involuntarily), the Company has the right (but not the obligation) to repurchase the Restricted Stock at the original price paid by the Option Holder at the time the options were exercised.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Because the Company has the right to repurchase the Restricted Stock upon the cessation of employment, the Company has recognized this potential liability for repurchase on the balance sheet within “Accrued expenses and other current liabilities.” Upon vesting of the restricted shares, the Subscription Payable is relieved and recorded in equity. As of March 31, 2010 and 2009, there were 370,075 and 683,341 restricted shares outstanding, respectively, which resulted from the exercise of unvested stock options.

Stock option activity, under all plans, during the year ended March 31, 2010 was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding—beginning of year	1,886,042	$5.400
Granted	—	—
Exercised	(362,282)	0.713
Canceled	(258,453)	7.150

Outstanding—end of year	1,265,307	$6.390

Exercisable—end of year	1,090,939	$6.720

The weighted average grant date fair value of options granted during fiscal year 2008 was $6.089. The total intrinsic value of options exercised during the year ended March 31, 2010, was approximately $719,000.

The following table summarizes information about stock options outstanding at March 31, 2010:

	Options Outstanding			Options Vested and Currently Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)	Number of Options	Weighted Average Exercise Price (Per Share)
$0.223—$1.115	384,711	6.7	$0.431	313,006	$0.479
$6.607—$8.214	381,237	6.7	7.120	289,416	7.170
$10.500—$13.310	499,359	6.8	10.440	488,517	10.451

	1,265,307	6.8	$6.393	1,090,939	$6.720

As of March 31, 2010, there was approximately $0.9 million of total unrecognized compensation expense related to stock options. That cost is expected to be recognized over a weighted average period of 3.3 years.

During March 2006, the Company offered certain holders of stock options, totaling 143 employees, the limited opportunity to receive a cash bonus to exercise all of their outstanding stock options. As part of this offer, unvested stock options could be exercised into restricted stock. This offer was accounted for as a modification under ASC Topic 718. The additional compensation expense for the modification was deemed immaterial to the Company’s financial statements. There are 370,075 and 683,341 shares of common stock subject to restriction as of March 31, 2010 and 2009 related to this offer.

On January 7, 2009, the Company implemented and completed a workforce reduction of approximately 100 employees, representing approximately sixteen percent (16%) of the Company’s workforce. In connection with the workforce reduction, the Company accelerated the vesting of 180,651 stock options and 216,759 restricted stock awards held by terminated employees. The Company recognized a non-cash compensation charge of approximately $1.8 million in the quarter ended March 31, 2009 as a result of this acceleration.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 20, 2010, the Company’s President and Chief Executive Officer resigned from his positions at the Company. As a result of the resignation, the Company accelerated the vesting of all outstanding stock options, restricted stock unit awards and any other equity awards held by former executive. The Company recognized a non-cash compensation charge of approximately $0.6 million in the quarter ended March 31, 2010 as a result of this acceleration.

Restricted Stock Awards

On January 12, 2007, the Compensation Committee of the Board of Directors of the Company approved a form of restricted stock agreement for use under the Company’s 2007 Stock Plan pursuant to which the Company has granted stock options and restricted stock awards. The shares of restricted stock awards have a per share price of $0.0001 which equals the par value. The fair value is measured based upon the closing NASDAQ market price of the underlying Company stock as of the date of grant. Compensation expense from the restricted stock awards is amortized over the applicable vesting period, generally 3 years, using the straight-line method. Unamortized compensation cost related to restricted stock awards was $4.5 million as of March 31, 2010. This cost is expected to be recognized over a weighted-average period of 1.4 years. The following table presents a summary of the restricted stock award activity for the year ended March 31, 2010:

	Number of Awards	Weighted Average Grant Date Fair Value
Unvested balance—beginning of year	2,508,915	$5.480
Awarded	1,100,482	2.822
Vested	(1,662,827)	4.931
Canceled	(342,714)	4.140

Unvested balance—end of year	1,603,856	$4.506

Shares Available for Grant

The following is a summary of all stock option and restricted stock award activity and shares available for grant under the 2007 Plan and for years ended March 31, 2010 and 2009.

	Year Ended March 31, 2010	Year Ended March 31, 2009
Balance—beginning of period	2,483,409	1,567,183
Increase in shares available	—	2,800,000
Restricted stock awards granted	(1,100,482)	(3,012,306)
Stock options cancelled/forfeited	369,904	420,199
Restricted stock awards cancelled/forfeited	342,714	708,333

Balance—end of period	2,095,545	2,483,409

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Distribution and Dilutive Effect of Options and Restricted Shares

	Year Ended March 31, 2010	Year Ended March 31, 2009
Shares of common stock outstanding	16,705,853	16,104,454
Restricted stock awards granted (3)	1,100,482	3,012,306
Stock options cancelled/forfeited	(369,904)	(420,199)
Restricted stock awards cancelled/forfeited	(342,714)	(708,333)

Net options/restricted stock granted	387,864	1,883,774

Grant dilution (1)	2.3%	11.7%
Stock options exercised	362,282	65,700
Restricted stock awards vested	1,662,827	1,360,201

Total stock options exercised/restricted stock awards vested	2,025,109	1,425,901

Exercised dilution (2)	12.1%	8.9%

(1)	The percentage for grant dilution is computed based on net options and restricted stock awards granted as a percentage of shares of common stock outstanding.
(2)	The percentage for exercise dilution is computed based on net options exercised as a percentage of shares of common stock outstanding.
(3)	Includes 269,700 restricted shares granted as part of the Company’s acquisition of Salary.com Limited.

Employee Stock Purchase Plan

On January 17, 2007, the Company’s Board of Directors and stockholders approved the adoption of the 2007 Employee Stock Purchase Plan (“ESPP”). Stock purchase rights are granted to eligible employees during six month offering periods with purchase dates at the end of each offering period. The offering periods generally commence each April 1 and October 1. Shares are purchased through payroll deductions at purchase prices equal to 90% of the fair market value of the Company’s common stock at either the first day or the last day of the offering period, whichever is lower. There are 319,813 shares available for issuance under the ESPP as of March 31, 2010. The Company recorded compensation expense of approximately $77,000, $127,000 and $52,000 related to shares issued under the Company’s employee stock purchase plan for the years ended March 31, 2010, 2009 and 2008, respectively.

Warrants

In conjunction with the subordinated notes payable to stockholders in 2002, the Company issued warrants to the holders to purchase 28,000 shares of common stock at $0.89 per share and 750,000 shares of Series B preferred stock at $1.00 per share. The Series B preferred stock warrants were replaced with 750,000 warrants to purchase Series A-4 preferred stock at $0.25 per share in November 2003. In November 2006, the Company issued a warrant to acquire 44,800 shares of its common stock at an exercise price of $6.61 per share to an existing stockholder that is affiliated with a director of the Company.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of March 31, 2010, the Company had outstanding warrants to purchase 35,527 shares of common stock at exercise prices ranging from $0.09 to $6.61 per share. The following table presents a summary of the warrants to purchase activity for the year ended March 31, 2010:

	Number of Warrants	Weighted Average Exercise Price
Outstanding—beginning of year	53,612	$1.743
Granted	—
Exercised	(5,779)	0.124
Canceled	(12,306)	6.610

Outstanding—end of year	35,527	$0.321

Exercisable—end of year	35,527	$0.321

Shareholder Rights Agreement

On November 14, 2008, the Company’s Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company’s common stock to shareholders of record as of the close of business on November 15, 2008. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 20% or more of the common stock of the Company or if a person commences a tender offer that could result in that person owning 20% or more of the common stock of the Company. If a person becomes an acquiring person, each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of the Company’s common stock having a value of twice the exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

Stock Repurchase Program

On December 15, 2008, the Board of Directors authorized the repurchase by the Company of up to $2.5 million of its common stock from time to time at prevailing prices in the open market or in negotiated transactions off the market. On April 17, 2009, the Company’s Board of Directors increased the size of its share repurchase program from $2.5 million to $7.5 million. During the fiscal year ended March 31, 2010, the Company repurchased and retired 1,154,316 shares with a total value of approximately $2.5 million pursuant to this repurchase program. Since the inception of the repurchase program through March 31, 2010, 1,348,140 shares with a total value of approximately $2.8 million have been repurchased and retired by the Company.

10.	FUNDS HELD FOR CLIENTS AND CLIENT FUND OBLIGATIONS

Funds held for clients represent assets that are restricted for use solely for the purpose of satisfying the obligations to remit funds relating to the Company’s payroll and payroll tax filing services, which are classified as a current asset under the caption funds held for clients on the Consolidated Balance Sheets. Funds held for clients are invested in overnight money market securities and had a balance of $13.0 million at March 31, 2010.

Client funds obligations represent the Company’s contractual obligations to remit funds to satisfy clients’ payroll and tax payment obligations and are recorded on the Consolidated Balance Sheets at the time that the

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company impounds funds from clients. The client funds obligations represent liabilities that will be repaid within one year of the balance sheet date. The Company has reported client funds obligations of $13.0 million as a current liability on the Consolidated Balance Sheet as of March 31, 2010. The amount of collected but not yet remitted funds for the Company’s payroll and payroll tax filing and other services will vary significantly during the fiscal year.

The Company has reported the cash flows related to the client’s funding on a net basis within “net increase in assets held to satisfy client funds obligations” in the investing section of the Statements of Consolidated Cash Flows. The Company has reported the cash flows related to the cash received from and paid on behalf of clients on a net basis within “net increase in client funds obligations” in the financing section of the Statements of Consolidated Cash Flows.

11.	INCOME TAXES

The provision for income taxes consists of:

	(in thousands) Year Ended March 31,
	2010	2009	2008
Federal:
Current	$—	$—	$—
Deferred	(4,798)	(5,665)	(2,990)

	(4,798)	(5,665)	(2,990)

State:
Current	—	6	24
Deferred	(1,099)	(1,450)	(1,090)

	(1,099)	(1,444)	(1,066)

Foreign:
Deferred	(544)	(395)	—

	(544)	(395)	—

Change in Valuation Allowance:
United States	6,175	7,401	4,261
Foreign	363	311	—

	6,538	7,712	4,261

Provision for income taxes	$97	$208	$205

A reconciliation of the Company’s effective income tax rate to the statutory federal income tax rate of 34% for the years ended March 31, 2010, 2009 and 2008 is as follows:

	Years Ended March 31,
	2010	2009	2008
Statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(2.8)	(3.7)	(6.8)
Goodwill impairment	2.7	—	—
Other	1.2	1.5	1.8
Change in valuation allowance	33.3	37.0	41.0

	0.4%	0.8%	2.0%

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets for the years ended March 31, 2010 and 2009 are as follows:

	(in thousands) March 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$16,155	$12,696
Accrued expenses	203	194
Property and equipment	389	199
Amortization—identifiable intangible assets	1,322	—
Deferred revenue	1,132	608
Stock-based compensation	2,246	2,967
Reserves	100	68
Tax credits	1,063	1,088
Other	30	9
Foreign NOL	722	358

Total gross deferred tax assets	23,362	18,187
Valuation allowance	(23,362)	(16,825)

Total deferred tax assets	—	1,362

Deferred tax liabilities:
Amortization—identifiable intangible assets	—	(1,362)
Amortization—foreign intangible assets	(775)	(892)
Amortization—goodwill	(744)	(466)

Total deferred tax liabilities	(1,519)	(2,720)

Net deferred tax liabilities	$(1,519)	$(1,358)

As of March 31, 2010, the Company had net operating loss carryforwards of approximately $41.9 million for federal income tax purposes and $37.8 million for state income tax purposes. Federal and state net operating losses may be available to offset future federal income tax liabilities. The net operating losses for federal income tax purposes expire at various dates through 2030 and state net operating losses expire at various dates through 2015. Management has determined that is more likely than not that the Company will not recognize the benefit of federal and state deferred tax assets, and as a result, a valuation allowance of $23.4 million and $16.8 million has been established at March 31, 2010 and 2009, respectively.

For stock-based awards that are deductible for tax purposes, the cumulative compensation cost is treated as a temporary difference. If a deduction reported on a tax return exceeds the cumulative compensation cost for those awards, any resulting realized tax benefit that exceeds the previously recognized deferred tax asset for those awards (the excess tax benefit) is recognized as additional paid-in capital. If the amount deductible is less than the cumulative compensation cost recognized for financial reporting purposes, the write-off of a deferred tax asset related to that deficiency, net of the related valuation allowance, if any, is first offset to the extent of any remaining additional paid-in capital from excess tax benefits from previous awards with the remainder recognized in the statement of operations.

The Company has additional net operating loss carryforwards of approximately $545,000 resulting from excess tax deductions from stock options exercised since 2006. Pursuant to ASC Topic 740-718, the deferred tax

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

asset relating to excess tax benefit from these exercises was not recognized for financial statement purposes; however, this amount may be recognized for financial statement purposes in the future if the benefit is ultimately realized.

Ownership changes, as defined by the Internal Revenue Code, may substantially limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years. Such annual limitations could result in the expiration of net operating loss carryforwards before utilization.

The amount of unrecognized tax benefits as of March 31, 2010 and 2009 was $118,000, which, if ultimately recognized, will reduce the Company’s annual effective tax rate. The Company does not expect any material change in unrecognized tax benefits within the next twelve months.

As of March 31, 2010, the Company is subject to tax in the U.S. Federal, state and foreign jurisdictions. The Company is open to examination for tax years 2006 through 2009. Additionally, since the Company has net operating loss and tax credit carryforwards available for future years, those years are also subject to review by the taxing authorities. The Company is not currently under examination by U.S. Federal and state tax authorities or the China taxing authority.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax positions as a component of income tax expense, if any. As of March 31, 2010, the Company has not accrued any interest and penalties for unrecognized tax benefits in its statement of operations.

12.	BENEFIT PLAN

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). Participants may contribute up to a maximum percentage of their annual compensation to the plan as determined by the Company, limited to a maximum annual amount set by the Internal Revenue Service. The Company has not made any matching contributions to the 401(k) Plan during the years ended March 31, 2010, 2009 and 2008.

13.	RESTRUCTURING CHARGES

On January 7, 2009, the Company implemented and completed a workforce reduction of approximately 100 employees, representing approximately sixteen percent (16%) of the Company’s workforce. The Company implemented this workforce reduction in response to the macro-economic uncertainties. As a result of the workforce reduction, the Company recorded restructuring charges of approximately $3.1 million. These charges were comprised of $1.8 million in stock compensation charges associated with the accelerated vesting of unvested awards, $1.2 million in severance payments, and $0.1 million in various other costs.

On February 20, 2010, the Company’s President and Chief Executive Officer resigned from his positions at the Company. As a result of the former executive’s resignation, the Company recorded restructuring charges of approximately $1.6 million during the fourth quarter of fiscal 2010. These charges were comprised of $0.2 million of severance and payroll related costs, $0.6 million in stock compensation charges associated with the accelerated vesting of unvested awards, and $0.7 million in various other costs, primarily consisting of legal fees. The Company also expects to incur an additional $1.2 million of charges in fiscal 2011 related to the transition process which primarily consists of $1.0 million of severance and compensation related charges as well as $0.2 million of external consultant fees to assist with the process. The future severance payments will commence in August 2010 and be paid and expensed over an eighteen month period consistent with the non-compete agreement executed with the former executive.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the fiscal year ended March 31, 2010, the Company also recorded restructuring charges of approximately $0.5 million related to severance payments to 40 employees terminated by the Company.

Restructuring charges were as follows:

	(in thousands)
	Severance	Stock Compensation	Other	Total
Accrued restructuring balance at March 31, 2008	$—	$—	$—	$—

Restructuring charges	1,205	1,813	63	3,081
Cash payments	(937)	—	(32)	(969)
Non-cash charges	—	(1,813)	—	(1,813)

Accrued restructuring balance at March 31, 2009	268	—	31	299
Restructuring charges	669	629	741	2,039
Cash payments	(898)	—	(500)	(1,398)
Non-cash charges	—	(629)	—	(629)

Accrued restructuring balance at March 31, 2010	$39	$—	$272	$311

The Company anticipates that the remaining payments related to the restructuring will occur during the first half of fiscal 2011.

14.	FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

On April 1, 2009, the Company adopted the provisions of ASC 820-10-55 related to non-financial assets and liabilities recognized or disclosed at fair value on a nonrecurring basis. Assets and liabilities subject to this guidance primarily include goodwill, intangible assets, long-lived assets and other assets measured at fair value for impairment assessment. The following table summarizes the Company’s assets measured at fair value on a nonrecurring basis segregated among the appropriate levels within the fair value hierarchy:

	(in thousands)
	Fair Value Measurements at March 31, 2010 Using:
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)(1)	Impairment Charges
Amortizable intangible assets, net	—	—	9,125	3,545
Goodwill	—	—	14,967	2,054

				5,599

(1)	See Note 5 for discussion of the valuation techniques used to measure fair value, the description of the inputs and information used to develop those inputs.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	SEGMENT AND RELATED INFORMATION

The following tables summarize selected financial information of the Company’s operations by geographic locations:

Revenues by geographic location consist of the following:

	(in thousands) Year ended March 31,
	2010	2009	2008
Revenues:
United States	$42,482	$39,152	$33,816
All other countries	3,268	3,303	691

Total Revenues	$45,750	$42,455	$34,507

Tangible long-lived assets as of March 31, 2010 and 2009 by geographic location consist of the following:

	(in thousands)
	2010	2009
Long-lived assets:
United States	$35,186	$42,943
United Kingdom	5,522	5,784
All other countries	762	1,291

Total long-lived assets	$41,470	$50,018

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	SELECTED CONSOLIDATED QUARTERLY OPERATING RESULTS

The following table presents consolidated statement of operations data for each of the eight quarters in the period beginning April 1, 2008 and ending March 31, 2010. This information is derived from our unaudited financial statements, which in the opinion of management contain all adjustments necessary for a fair presentation of such financial data. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of the results to be expected in future periods.

	(in thousands, except per share data) Three months ended
	June 30 2008	Sept. 30 2008	Dec. 31 2008	March 31 2009	June 30 2009	Sept. 30 2009	Dec. 31 2009	March 31 2010
	(Unaudited)
Statements of Operations Data:
Revenue:
Subscription revenues	$8,989	$9,858	$10,267	$10,515	$10,444	$10,750	$11,312	$10,179
Advertising revenues	625	688	735	777	913	895	561	696

Total revenues	9,614	10,546	11,002	11,292	11,357	11,645	11,873	10,875
Cost of revenues	3,240	3,131	2,961	3,826	3,633	3,720	3,742	3,363

Gross profit	6,374	7,415	8,041	7,466	7,724	7,925	8,131	7,512
Operating Expenses:
Research and development	1,809	2,296	2,211	2,529	2,263	2,437	2,425	2,571
Sales and marketing	6,490	7,153	6,715	5,782	5,716	5,494	5,243	5,335
General and administrative	3,995	3,941	3,749	3,995	4,035	3,718	3,543	3,912
Amortization of intangible assets	379	444	495	701	738	756	763	750
Impairment charges	—	—	—	—	—	—	—	5,599
Restructuring charges	—	—	—	3,081	—	109	122	1,808

Total operating expenses	12,673	13,834	13,170	16,088	12,752	12,514	12,096	19,975
Loss from operations	(6,299)	(6,419)	(5,129)	(8,622)	(5,028)	(4,589)	(3,965)	(12,463)
Other income (expense)	223	176	9	(172)	(94)	(52)	21	31

Loss before provision for income taxes	(6,076)	(6,243)	(5,120)	(8,794)	(5,122)	(4,641)	(3,944)	(12,432)
Provision for income taxes	86	56	36	36	26	20	16	35

Net loss	(6,162)	(6,299)	(5,156)	(8,830)	(5,148)	(4,661)	(3,960)	(12,467)

Net loss attributable to common stockholders per share—basic and diluted	$(0.39)	$(0.39)	$(0.31)	$(0.53)	$(0.32)	$(0.29)	$(0.24)	$(0.74)

During the fourth quarter of fiscal 2010, the Company recorded goodwill and intangible asset impairments of $2.1 million and $3.5 million, respectively, and restructuring charges of $1.8 million. The impairment charges were a result of the Company’s strategic business realignment and annual impairment analysis; while the restructuring charges were primarily related to the resignation of the Company’s President and Chief Executive Officer.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	SUPPLEMENTAL CASH FLOW INFORMATION

	(in thousands) Years ended March 31,
	2010	2009	2008
Supplemental cash flow information:
Cash paid for interest	$148	$96	$—

Noncash operating activities:
Bonus paid in common stock	692	1,607	1,898
Incentive compensation paid in common stock	—	118	—
Board of Directors fees paid in common stock	217	278	—
Consulting fees paid in common stock	—	250	—

Noncash investing activities:
Liabilities assumed on acquisition of business	—	(2,895)	402

Noncash financing activities
Vendor financed equipment purchases	—	674	—
Options assumed in acquisition	—	1,110	—

Cash paid for acquisitions, net of cash acquired
Net assets acquired (liabilities assumed)	—	(2,895)	937
Goodwill and intangible assets	—	17,037	16,722
Deferred/contingent consideration payments	121	952	—
Direct acquisition related costs	—	199	—

Total costs of acquisitions	121	15,293	17,659
Less:
Options assumed in acquisition	—	(1,110)	—
Cash acquired	—	(1,490)	(90)
Value of common stock issued	—	—	(500)
Deferred purchase price	—	—	(703)

Cash paid for acquisitions, net of cash acquired	$121	$12,693	$16,366

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	SUBSEQUENT EVENTS

Discontinued Operations

In May 2010, the Company approved plans to divest its payroll reporting unit. The payroll reporting unit primarily consists of the Company’s enterprise payroll and human resource management software sold by the Company’s Genesys subsidiary and its small business payroll products. The decision to divest this business was based on the Company’s determination that its current product offerings are too broad and its decision to focus its resources in the areas where the Company believes it has the greatest potential for profitable growth: compensation, talent management and consumer businesses. As a result, the Company will begin reporting its payroll reporting unit as a discontinued operation beginning in the first quarter of fiscal 2011. As of March 31, 2010, the Company identified the following carrying amounts of major classes of assets and liabilities associated with the payroll reporting unit subsequent to the $5.6 million non-cash impairment charge to the reporting unit’s goodwill and amortizable intangible assets recorded in the fourth quarter of fiscal 2010, see Note 5 for further information on the Company’s goodwill and annual impairment analysis:

(in thousands)
Assets
Current assets	$3,133
Funds held for clients	12,967

Total current assets	16,100

Intangible assets, net	2,274
Goodwill	2,022
Other non current assets	299

Total assets	$20,695

Liabilities
Deferred revenue, current portion	$3,299
Accrued contingent consideration	2,000
Other current liabilities	693
Client funds obligations	12,967

Total current liabilities	18,959

Non current liabilities	13

Total liabilities	$18,972

Shutdown of Montego Bay, Jamaica Office

In June 2010, the Company shut down its Montego Bay, Jamaica telesales operation as part of the Company’s strategic realignment. As a result of the closure, the Company recorded severance charges of approximately $0.1 million in May 2010 related to the termination of 37 employees and also terminated the lease for the office property for no additional costs or penalties. Additionally, the Company transferred the majority of the facility’s long-lived assets, primarily consisting of technology equipment, to its corporate offices and sold remaining assets to third parties for approximately $0.3 million in June 2010.